       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1998

                                   REGISTRATION NO. 333-41279

                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               Washington D. C.  20549
                            -----------------------------

                             AMENDEMENT NO. 2 TO FORM S-3

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -----------------------------
                          VISTA INFORMATION SOLUTIONS, INC.
                (Exact name of registrant as specified in its charter)

          Minnesota                                    41-4293754
          ---------                                    ----------
(State or other jurisdiction                         I.R.S. Employer
     of incorporation)                              Identification No.

           5060 SHOREHAM PLACE, #300, SAN DIEGO, CA  92122, (619) 450-6100
     (Address, including zip code, and telephone number, including area code, of registrant's Principal executive offices)
                            -----------------------------
                 THOMAS R. GAY, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          VISTA Information Solutions, Inc.
           5060 Shoreham Place, #300, San Diego, CA  92122, (619) 450-6100
 (Name, address, including zip code, and telephone number, including area code, of Agent for Service)
                            -----------------------------
                           Copies of all communications to:
                                DOUGLAS J. REIN, ESQ.
                             Gray Cary Ware & Freidenrich
                           4365 Executive Drive, Suite 1600
                      San Diego, CA  92121-2189, (619) 677-1400
                            -----------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

          If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [   ]

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                      PROSPECTUS

                                   6,002,848 Shares
                          VISTA Information Solutions, Inc.
                                     Common Stock

                               -----------------------

     This Prospectus relates to 6,002,848 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of VISTA Information Solutions, Inc. ("VISTA" or the "Company"), that may be offered for sale for the account of certain shareholders of the Company (collectively, the "Selling Shareholders").

     The Selling Shareholders have advised the Company that sales of the Shares may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution."

     No period of time has been fixed within which the Shares may be offered or sold. None of the proceeds from the sale of the Shares will be received by the Company. The Company will pay all expenses with respect to this offering, except for brokerage fees, commissions, transfer taxes for, and fees and expenses of counsel to, the Selling Shareholders, which will be borne by the Selling Shareholders. See "Plan of Distribution."


         THESE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES
          LAWS OF ANY STATE AS OF THE DATE OF THIS TRANSACTION.  BROKERS OF
            DEALERS EFFECTING TRANSACTION IN THE SHARES SHOULD CONFIRM THE
          EXISTENCE OF EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS BEFORE
                        EFFECTING TRANSACTIONS ON THE SHARES.

              THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "VINF". On February 11, 1998 the average of the closing bid and asked prices of the Common Stock, as reported by Nasdaq SmallCap Market, was $4.72 per share.

                               -----------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------------

     No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                               -----------------------

                   THE DATE OF THIS PROSPECTUS IS FEBRUARY 13, 1998

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is traded on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, NW Washington, DC 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 and amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the offices of the Commission set forth above. For further information concerning the Company and the Shares offered hereby, reference is made to the Registration Statement and its exhibits.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed (File No. 0-20312) by the Company with the Commission are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, as amended by amendments thereto filed on April 30, 1997 and November 28, 1997; (2) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (including the amendment to the Form 10-QSB for the quarter ended September 30, 1997 as filed on February 13, 1998); (3) the Company's Current Report on Form 8-K filed on September 2, 1997; and (4) the description of the Company's Common Stock contained in its Registration Statement on Form 10 and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to VISTA Information Solutions, Inc., 5060 Shoreham Place, Suite 300, San Diego, California 92122,
Attention: E. Stevens Hamilton, telephone (619) 450-6100.

                                     RISK FACTORS

     The following factors should be considered in evaluating an investment in the Common Stock. This Prospectus and the information incorporated by reference contain forward-looking statements, including estimates and expectations, that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in forward-looking statements as a result of the risk factors discussed below and elsewhere in the documents incorporated by reference herein.



     CONTINUING OPERATING LOSSES; PROFITABILITY UNCERTAIN. The Company has experienced significant operating losses during the nine months ended September 30, 1997 and during the years ended December 31, 1996, 1995 and 1994. During the three-month periods ended March 31, June 30 and September 30 1997, the Company incurred losses of approximately $1,734,000, $1,082,000 and $2,884,000, respectively and has continued to incur losses since that time. The Company's cumulative losses as of September 30, 1997 were approximately $33,390,000. Cash used in operations was approximately $1,234,000 for the year ended December 31, 1996 and $1,498,000 for the nine months ended September 30, 1997. At September 30, 1997, the Company had working capital of approximately $446,000 and at December 31, 1997 the Company had working capital of approximately $1,642,000. The Company believes that its current sources of working capital will be able to support its anticipated level of operations, and that no additional debt or equity funds will be required, for at least the next twelve months. In addition, the Company is not subject to any creditor collection issues or bankruptcy concerns that will affect its business, financial condition or results of operations. Accordingly, the Company believes that there is no doubt about its ability to continue as a going concern. The realization of intangibles is subject to the Company's ability to generate positive cash flow and profitability. There can be no assurance that the Company will obtain additional financing that may be required in the future to fund operations or will ever be able to achieve and maintain profitable operations and generate positive cash flows.



    FLUCTUATION OF QUARTERLY RESULTS. Future operating results may be subject to quarterly and annual fluctuations based on numerous factors. The Company's revenue on a quarterly basis can be affected by seasonal characteristics and certain other factors including the timing and extent of the Company's own sales and marketing activities. In addition, expenses associated with acquiring data, maintaining and improving existing products and developing new products, sales campaigns and other unforeseen costs will also affect operating results.

     COMPETITION. Technological advances in computer software and hardware have reduced the barriers to entry into the environmental and the geographic information systems industries in which the Company's products compete. In particular, the rapid expansion of the Internet creates a substantial new channel for distributing geographic information to the market, and a new avenue for future entrants to the environmental information industry. There is no guarantee that the Company will be successful in this new market. These industries are highly competitive and many of the Company's potential competitors have substantially greater capital resources, research and development capabilities, and marketing resources and experience than the Company, particularly with respect to geographic information systems. No assurance can be given that competing companies will not develop products and services that may have advantages over, or that may enjoy greater commercial acceptance than, the Company's products and services. There can be no assurance that the Company will be able to compete effectively in the marketplace. Competitive factors may reduce revenues of margins, which would have and adverse effect on the Company and its operating results and financial condition.

     RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS AND SERVICES. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion enhancements to its existing products and new products that meet changing customer requirements and emerging industry standards. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. There can be no assurance that the Company will be able to identify, develop, produce, market or support new products successfully, that such new products will gain market acceptance or that the Company will be able to respond effectively to technological changes, emerging industry standards or product announcements by competitors. There can be no assurance that the Company will be able to introduce product enhancements or new products on a timely basis. Furthermore, from time to time, the Company may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of the Company's existing product offerings. There can be no assurance that announcements of product enhancements or new product offerings will not cause customers to defer purchasing existing Company products. Failure to introduce new products or product enhancements effectively and on a timely basis, customer delays in purchasing products in anticipation of new product introductions and any inability of the Company to respond effectively to technological changes, emerging industry standards or product announcements by competitors could have a material adverse effect on the Company's business, operating results and financial condition. See "Summary Information Regarding the Company."

     INDIRECT SALES; POTENTIAL FOR MARKETING CONFLICTS. The Company markets its products directly through both a telesales and field sales force and indirectly through marketing channels such as value-added resellers ("VARs") and distributors. In particular, the Company has a limited internal sales capability for its GUS-Registered Trademark- product. The Company markets and sells its GUS-Registered Trademark- services to the insurance industry though Insurance Services Office, Inc. ("ISO"), and its environmental products through VARs that are not under the direct control of the Company. Consequently, the Company is dependent on the viability and financial stability of ISO and the VARs with which it currently has a satisfactory relationship. There can be no assurance that the Company will be able to attract and retain a sufficient number of qualified VARs and distributors to successfully market the Company's products. The failure to attract and retain a sufficient number of VARs and distributors could have a material adverse effect on the Company's business, financial condition and results of operations. The relationship with the VARs and distributors is usually established through a formal reseller agreement. In many cases, these agreements may be terminated by either party at any time without cause. Therefore, there can be no assurance that any VAR or distributor will continue to represent the Company's products. In addition, if the Company is successful in increasing product sales through these channels, the Company expects that any material increase in the Company's indirect sales as a percentage of total revenues will materially adversely affect the Company's average selling prices and gross margins due to the lower unit prices that the Company receives when selling through indirect channels. Selling through indirect channels may limit the Company's contacts with its customers. As a result, the Company's ability to accurately forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered. The Company's strategy of marketing its products directly to end-users and indirectly through VARs and distributors may result in distribution channel conflicts. The Company's direct sales efforts may compete with those of its indirect channels and, to the extent different resellers target the same customers, resellers may also come into conflict with each other. Although the Company has attempted to manage its distribution channels in a manner to avoid potential conflicts, there can be no assurance that channel conflicts will not materially adversely affect its relationships with existing VARs or distributors or adversely affect its ability to attract new VARs and distributors. See "Summary Information Regarding the Company."

     PRODUCT ERRORS. Products as complex as those offered by the Company may contain undetected software errors when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new or enhanced products after delivery of reports. Moreover, there can be no assurance that once detected, such software errors can be corrected in a timely manner, if at all. The occurrence of such software errors, as well as any delay in correcting them, could result in the delay or loss of market acceptance of the Company's products, additional warranty expense, diversion of technical and other resources from the Company's product development efforts or the loss of credibility with ISO, VARs and its other resellers, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Summary Information Regarding the Company."

     PRODUCT LIABILITY. The Company provides information to the insurance, financial and engineering industries. These customers generally rely upon this information to assess the risk or scope of work involved in a transaction or contract. An error or omission in the information provided by the Company could have an adverse financial impact on customers. There can be no assurance that the Company could not be held liable for damages if such an error or omission occurred and that it would not have an adverse effect on the operating results and financial condition of the Company. While the Company maintains insurance coverage against its errors and omissions, there can be no assurance that such coverage will be adequate to insure against all potential claims and that such coverage will remain available on economic terms.

     REGULATORY CHANGES. The demand for the Company's environmental compliance products arises primarily as a result of cleanup liability and other governmental regulations in the environmental area. There can be no assurance that current regulations will continue in the same form and create the same or increased needs for the Company's products. Any changes in such regulatory schemes which affect enforcement procedures or the need for reporting could have a material adverse impact on the revenues generated by the Company's products.

     NEED FOR CONTINUED INVESTMENT IN THE COMPANY'S SOFTWARE AND DATABASES. The Company has proprietary software and databases that may require extensive maintenance and updating to remain current and to provide new and additional layers of information to users of the Company's products and services. The addition of a new layer of information to the Company's databases and the maintenance and updating of existing layers of information may be costly or difficult and delay the Company's ability to achieve and maintain profitable operations in the future. Significant ongoing investment may be required for the Company's products and services to achieve commercial acceptance in the marketplace and to remain competitive. There can be no assurance that the Company will be able to obtain the financing necessary to make such an investment in its software and databases or, indeed, that its current sources of information for such databases will remain available.

     DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's future success depends, in large part, upon its proprietary technology. Although management of the Company believes that the database design and data encoding methodologies used by the Company in the creation of its GUS-Registered Trademark- and its environmental services products may have potential for software patent protection, to date the Company does not hold any patents, has made no patent applications, and currently relies on a combination of contractual rights, both registered and unregistered trade and service marks and other copyright laws to establish and protect its proprietary rights. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In the event that protective measures are not successful, the Company's business, operating results and financial condition could be materially and adversely affected. The Company is also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights of others. There can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or result in litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. Should litigation with respect to any such claims commence, such litigation could be extremely expensive and time consuming and could have a material adverse effect on the Company's business, operating results and financial condition regardless of the outcome of such litigation.

     SUPERIOR RIGHTS OF PREFERRED SHAREHOLDERS. The Company currently has outstanding 200,000 shares of its Series B Preferred, 423,459 shares of Series C Preferred, 187,134 shares of Series D Preferred, 2,500 shares of Series E Preferred and 2,500 shares of Series F Preferred, all of which provide the holders of such shares with certain rights and preferences superior to those of holders of Common Stock. The holders of the Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred (collectively, "Preferred Stock") are, or may be entitled to dividends and distributions payable with respect to the number of shares of Common Stock into which the Preferred Stock is convertible, and would be entitled to receive such dividends or distributions prior to payment of any such dividends or distributions to the holders of Common Stock. The holders of Preferred Stock (the "Preferred Shareholders") are also entitled to preferential payment in the event that the Company is liquidated. Preferred Shareholders are entitled to vote as a class with holders of Common Stock, and consent of the Preferred Shareholders as one or separate classes is required prior to certain events. In addition, the holders of the Series B Preferred are entitled to elect one director and a board observer, the holders of the Series C Preferred are entitled to elect two directors, and the holders of Series E Preferred and Series F Preferred are entitled collectively to elect one director to the Company's Board of Directors. All the shares of Series B Preferred, Series C Preferred and Series D Preferred Stock currently outstanding are convertible into Common Stock at a ratio of 10.6 shares of Common Stock for each share of Preferred Stock, which ratio is subject to adjustment upon the occurrence of certain events. All shares of Series E Preferred have a stated value of $1,000 per share and are convertible into Common Stock for $2.75 per share and could become convertible into Common Stock for $2.00 per share hould the Company fail to meet certain conditions defined in the Stock Purchase Agreement for the sale of these shares included as an exhibit to the Company's Current Report on Form 8-K, filed on September 2, 1997 and incorporated by reference herein. All shares of Series F Preferred have a stated value of $1,000 per share and are convertible into Common Stock at a price equal to 75 percent of the average closing price of the Company's stock for 20 consecutive trading days preceding June 30, 1998 or the average closing price of the Company's stock for 20 consecutive trading days preceding a qualified stock offering as defined in the Stock Purchase Agreement for the sale of these shares included as an exhibit to the Company's Current Report on Form 8-K incorporated by reference herein.
These superior rights and preferences, if exercised, could adversely affect the holders of shares of Common Stock, including holders of the Shares offered hereby by the Selling Shareholders.

     DEPENDENCE ON KEY MANAGEMENT AND TECHNICAL PERSONNEL. The Company's future success is highly dependent on the continued performance of its key management and technical personnel. Specifically, in the software development and information technology professions there is a high demand for skilled personnel. The loss of the services of any of its key employees could have an adverse effect on the Company. The Company does not maintain key-man life insurance policies with respect to its key management or personnel. Furthermore, changes in existing technology or customer demand for alternate technologies could create the need for additional technical personnel. The Company's future success will also depend in part upon its ability to attract and retain additional highly qualified management, technical and marketing personnel.

     YEAR 2000 COMPLIANCE. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date codes fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates.
As a result, computer systems and/or software used by organizations may need to be upgraded to comply with the "Year 2000" requirements. There is significant uncertainty in the software and information services industries concerning the potential effects associated with such compliance. While the Company believes that its systems are compatible with Year 2000 applications, there can be no assurance that all Company systems will function properly in all operating environments and on all platforms. The failure of a customer's system could involve the Company in costly repair activities and affect future revenues, both of which would have an adverse effect on the Company's business, financial condition and results of operations. Moreover, other software or systems used by the Company's customers may not be Year 2000 compliant, which could cause system failures for those or other sources or interactions between the various systems. As a result, the Company may be involved in disputes with vendors to various customers concerning the responsibility for any system failures. Additionally, any revenues associated with the number of uses of the Company's information services could be adversely affected by operating system failures affecting those potential customers and users. As a result, the failure to comply with Year 2000 requirements by systems not designed by the Company may also have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON MAJOR CUSTOMERS. The majority of revenue from the GUS product comes indirectly from significant contracts by ISO with State Farm and Prudential through the Company's joint services relationship with ISO. These two contracts are expected to generate quarterly revenues to the Company of approximately $588,000. An unexpected termination of these two contracts with ISO would adversely impact the operating results and financial condition of the Company.

     LIMITATION OF NET OPERATING LOSS CARRYFORWARD.   As of December 31, 1996,
the Company has net operating loss carryforwards for federal income tax purposes of approximately $24,236,000 of which $18,000 is available at December 31, 1996 to offset future taxable income and which include carryforwards from VEI. These loss carryforwards expire in varying amounts through 2011. In addition, the Company has investment tax and research credit carryforwards of approximately $126,000. Future utilization of these loss credit carryforwards are subject to certain limitations under provisions of the Internal Revenue Code including limitations subject to Section 382, which relates to a 50% change in control over a three year period, and are further dependent upon the Company attaining profitable operations. Shares issued to acquire VEI and shares issued in previous private placement transactions, have caused the Company to exceed the 50% change in control threshold. This has subjected the Company to limitations of annual net operating loss and credit carryforwards and may result in the expiration of a portion of these carryforwards before they can be utilized. The utilization of $6,600,000 of the Company's net operating loss carryforwards available to offset future taxable income is limited to approximately $302,000 in years 1997 through 2001 and $692,000 in years 2002 through 2008. In addition, these net operating losses, which were losses generated by VEI before the merger, can only be used to offset future VEI income.

     POTENTIAL LIMITED PUBLIC MARKET. The Common Stock is listed on the Nasdaq SmallCap Market. To maintain that listing, the Company must meet specified standards relating to its operating results and financial condition. In August 1997, the Company was required to raise capital by issuing equity securities to avoid delisting from Nasdaq. The standards for continued listing have recently been raised. There can be no assurance that the Common Stock will be quoted on the Nasdaq SmallCap Market in the future or that the Company will be able to meet the applicable requirements for maintaining its Nasdaq listing. In the event the Company fails to maintain the listing criteria, the Common Stock will be subject to delisting, and trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, investors may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. Delisting may also result in loss of securities analyst and media coverage of the Company and a decrease in sales price of the Common Stock due to its impaired liquidity. In addition, delisting could have a material adverse effect on the Company's ability to raise additional capital.

     SHARES ELIGIBLE FOR FUTURE SALES. Sales of a substantial number of shares of Common Stock in the public market would adversely affect the market price for the Common Stock. As of November 21, 1997, the Company had 18,578,702 shares of Common Stock outstanding. A substantial majority of these shares are freely tradable. In addition to the shares currently outstanding and the shares being offered hereby, approximately 14,024,437 shares of Common Stock may be issued upon exercise of outstanding options and warrants or upon exchange or conversion of other securities of the Company originally issued in private transactions. Such additional shares, if issued, would generally be eligible for resale in the public market without restriction or pursuant to the restrictions of Rule 144. The Company currently has both "piggy-back" and demand registration rights outstanding with respect to shares of outstanding Common Stock as well as shares of Common Stock issuable upon the exercise of certain warrants and the subsequent conversion thereof into Common Stock, and shares of Common Stock issuable pursuant to the conversion of the Company's Preferred Stock and Subordinated Convertible Debentures. The registration and public sale of such shares could adversely affect the market price of the Common Stock.

     VOLATILITY OF STOCK PRICE. During the current fiscal year the Common Stock has traded at less than $0.50 per share. The market price for the Common Stock has been, and following this offering may continue to be highly volatile depending on various factors including, among others, the Company's consolidated operating results, expectations of analysts and other investment groups, general conditions in the computer and other electronic equipment industries, announcements of technological innovations or new products by the Company, its competitors or its customers, and the market for similar securities, which market is subject to various pressures. In addition, the stock market is subject to price and volume fluctuations unrelated to the operating performance of the Company.

     APPLICABILITY OF "PENNY STOCK RULES." Federal regulations under the Securities Exchange Act regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. The Company's Common Stock is currently exempted from the majority of the Penny Stock Rules solely by virtue of its listing on the Nasdaq SmallCap Market. However, equity securities listed on the Nasdaq SmallCap Market which are priced at less than $5.00 are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. This provision enables the Commission to prohibit or limit the participation or affiliation of previously sanctioned persons in or with any offering of penny stocks and makes it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Commission if the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. As of the date of this Prospectus, the Company's Common Stock is trading at a price below $5.00 per share, and therefore is subject to these trading restrictions. In the event that the Company's Common Stock is delisted from the Nasdaq SmallCap Market and the Company fails to meet other relevant criteria so as to fall within the more comprehensive definition of "penny stock," trading of the Common Stock would be subject to the full range of the Penny Stock Rules. Under the Penny Stock Rules, brokers must undertake certain procedures prior to selling a "penny stock," which may make it more difficult for them to sell the Company's Common Stock. Purchasers of the Common Stock offered hereby may likewise have difficulty selling their shares in the secondary trading market.

                      SUMMARY INFORMATION REGARDING THE COMPANY

     VISTA provides environmental risk information and address-based hazard and classification information to bankers, engineers, insurance companies and corporations throughout the United States. VISTA is comprised of two primary product lines. The first, conducted principally in California, provides address and name based environmental risk information about properties and companies in the United States to bankers, engineers and corporations. The second, conducted principally in Minnesota, provides information on address-based hazard and classification information to property/casualty underwriters.

ENVIRONMENTAL RISK INFORMATION SERVICES

     The environmental risk information services portion of VISTA's business was organized with the goal of meeting the needs of bankers, engineers, corporations and others for environmental risk information relating to properties and companies in the United States. VISTA gathers and collects information from hundreds of federal, state, and local governmental agencies and stores such information in proprietary databases. From this information, the Company has developed a diverse family of products, each tailored for the unique needs of specific customer markets.

     CUSTOMER BASE. VISTA's customer base for environmental information services include consulting engineers, financial institutions, law firms, real estate finance companies, insurance companies and major corporations nationwide. VISTA's products are sold directly to its customers and through well-established resellers, including Reed Elsevier's Lexis-Nexis services, Equifax Insurance & Special Services and Marshall and Swift Publications Co. VISTA's products have an exclusive endorsement by the American Bankers Association and many state banking associations.

     SALES AND MARKETING. VISTA markets its environmental information services and products through direct sales and through value-added resellers and other strategic relationships mentioned above. VISTA has approximately 15 direct sales representatives in 10 cities. These sales representatives target the banking, corporate and engineering markets and are supported through regional sales centers in Philadelphia and San Diego. The sales force is supplemented by the value-added resellers described above and other sales agents.

     COMPETITION. The Company believes that the principal competitive factors in the environmental information services business are price, accuracy and completeness of data, readability of reports and the speed and ease of delivery. While the Company competes on the basis of each of these factors, management believes that the Company's primary competitive strengths in the environmental information services business are the accuracy and completeness of its data, the readability of its reports and the speed and ease of delivery particularly through the STARVIEW suite of products.

     VISTA is aware of only two other firms with national environmental database services and numerous small local companies focused on a single state or regional market. These national competitors are Environmental Data Resources, Inc. ("EDR") and Environmental Risk Information & Imaging Services ("ERIIS").
In addition to the two national competitors, there are a number of smaller regional and local competitors. These firms often originate out of an environmental engineering background, focus on a city, state or small region and have their strength in understanding the local available data sources.

GEOGRAPHIC INFORMATION SERVICES

     The Company's second line of business had its origin in 1975 and has focused on the development of geographic-demographic data analysis tools for businesses. Supporting this business line, the Company has developed a proprietary service known as the Geographic Underwriting System ("GUS-Registered Trademark-") which delivers address-based hazard and classification information to property/casualty insurance underwriters. GUS provides insurance underwriters and loss control groups of insurance companies with on-line or batch access to a series of reports presenting specific classification and hazard information about the property to be insured. The Company's geo-demographic information databases, technological understanding and techniques of geographic information processing provide the basis for its current products. Additional insurance information layers can be added to the Company's current GUS service offering due to the application's modular design.

     The Company's GUS services are the subject of an exclusive arrangement with ISO, a company providing services to approximately 1,400 participating property/casualty companies which collectively write approximately 80 percent of all property and casualty insurance in the United States. In October 1992, the Company and ISO entered into a 15-year mutually exclusive contract, with a five year extension option, to offer a national system to electronically provide geographically based information to insurers (the "ISO Agreement"). The GUS project links the Company's geographic information systems technology with ISO's insurance underwriting and other insurance information. Under the provisions of the ISO Agreement, the Company provides its GUS software and support and ISO provides contract administration and marketing of the product to its customer base. Generally, the Company and ISO share project revenues equally. Both companies also equally share the incremental costs of GUS project development through the term of the ISO Agreement, which include costs incurred to date in connection with the development of the Public Protection Classification Layer.

     CUSTOMER BASE AND SALES AND MARKETING. GUS is currently being marketed to the insurance industry exclusively through the ISO Agreement. Under the terms of the ISO Agreement, a national sales force employed by ISO is responsible for sales of the Company's GUS services to members of ISO. The Company supports ISO's sales efforts by providing sales and technical training presentations for ISO personnel, assisting ISO field sales representatives in preparing proposals, participating in joint field sales calls and sharing resources with ISO at industry trade shows and conferences.

     The Company estimates that the selling and implementation cycle for GUS services to a typical insurance company takes approximately six to nine months. Implementation of GUS requires an insurance company to make a commitment to alter its current way of doing business. For example, a majority of insurance companies do not currently collect employment addresses on auto policy applications therefore making it difficult to calculate drive distances.

     COMPETITION. Given the exclusive nature of the ISO Agreement, the Company believes that it does not have any direct competitors for sales through ISO utilizing the GUS software. Certain of the GUS layers, or subfiles, do have competitors, however, the Company does not believe that there are any competitors that presently offer an on-line hazard and risk data service comparable to that offered by GUS. No assurance can be given, however, that competing services will not be developed in the future.

                                SELLING SHAREHOLDERS

   Appendix A to this Prospectus sets forth certain information regarding the Selling Shareholders. The Shares are being registered to permit public sales of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution".

   Except as indicated below, the Shares being offered by the Selling Shareholders hereunder were acquired from the Company in connection with (i) the conversion of Series C Preferred into Common Stock; (ii) the conversion of debt acquired during 1994, 1995 and 1997; and (iii) the exercise of warrants to purchase Common Stock issued in connection with Secured Promissory Notes to SIRROM Capital in 1996 and 1997. In each case, the Company granted certain registration rights, pursuant to which register such shares for resale under the Securities Act and has prepared a Registration Statement on Form S-3, of which this Prospectus forms a part (the "Registration Statement") in connection with such registration.

   In connection with the above transactions, each of such Selling Shareholders represented to the Company that it was acquiring the Shares for investment and with no present intention of distributing such Shares. In recognition of the fact that investors, even though purchasing Common Stock without a view to distribution, may wish to be legally permitted to sell their shares when they deem appropriate, the Company has filed with the Commission under the Securities Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Shareholders.

                                PLAN OF DISTRIBUTION

   The Company has been advised that the Selling Shareholders may sell Shares from time to time in transactions in the over-the-counter market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. No period of time has been fixed within which the Shares may be offered or sold.

   The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. The Company will pay all the expenses of registering the Shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, the agreements pertaining to the filing of the Registration Statement provide for certain other usual and customary terms, including that the Company and the Selling Shareholders indemnify each other against certain liabilities, including liabilities arising under the Securities Act.
                                         -12-

                              VALIDITY OF COMMON STOCK

   The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gray Cary Ware & Freidenrich, a professional corporation, San Diego, CA.

                                      EXPERTS

   The consolidated balance sheets of VISTA Information Solutions, Inc. as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 have been audited by McGladrey & Pullen, LLP, independent auditors, and are incorporated by reference herein in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

                                     APPENDIX A
                                SELLING SHAREHOLDERS


                                                  Shares of Common
                                                  Stock and Common
                                                  Stock Equivalents                             Shares Owned After Completion of
                                                   Owned Prior to        Number of Shares                the Offering(2)
Selling Shareholder                                the Offering (1)        Being Offered           Number           Percent (3)
-------------------                                ----------------        -------------           ------           -----------
Ally Capital Corporation                                   105,931               105,931 (4)               0               0.0%

Bankers Insurance Group                                    202,831               202,831 (5)               0               0.0%

Century Capital                                          1,178,150  (9)          209,311 (5)         968,839               5.4%

Cox Enterprises, Inc. Pension Plan                         251,164  (10)          44,012 (6)         207,152               1.1%

Edward Kaminsky                                             17,035                17,035 (5)               0               0.0%

First Century Partnership III                              234,500  (11)         194,916 (6)          39,584               0.2%

Frank Nowaczek                                              67,500                67,500 (7)               0               0.0%

                                                                                         (4)
Gary Mertz                                                 123,331  (12)         106,165 (7)          17,166               0.1%

                                                                                         (5)
                                                                    (13)                 (6)
Gilbraltar Trust                                           757,348               431,387 (7)         325,961               1.8%

                                                                                         (6)
Mapleleaf Capital Ltd.                                     589,817  (14)         563,965 (8)          25,852               0.1%

Melvin Seid                                                 67,413                67,413 (7)               0               0.0%

Patrick and Yvonne Rivelli                                  12,669  (15)          12,669 (8)               0               0.0%

                                                                                         (5)
Paul S. Bachow                                             231,537  (16)         231,537 (7)               0               0.0%

Robert Ivanoff                                              11,037                11,037 (7)               0               0.0%

Robert Moeller                                              87,120  (17)          10,254 (5)          76,866               0.4%

Sirrom Capital Corporation                               2,983,249  (18)       1,343,032 (4)       1,640,217               9.1%

                                                                                         (5)
Sunwestern Investment Company (1988)                                                     (7)
Ltd.                                                       479,556  (19)         390,063 (8)          89,493               0.5%

                                                                                         (5)
                                                                                         (7)
Sunwestern Investment Fund III                             500,877  (20)         375,667 (8)         125,210               0.7%

                                                                                         (4)
Technology for Information & Publishing,                                                 (6)
L.P.                                                       701,548               701,548 (8)               0               0.0%

                                                                                         (5)
                                                                                         (7)
Thomas Gay                                               2,517,031  (21)         670,265 (8)       1,846,766               9.9%


                                         -14-


Frank H. Nowaczek                                            10,719               10,719 (4)               0

Paul S. Bachow                                            3,258,522 (22)         132,916 (4)       3,125,606              17.4%

Melvin Seid                                                  29,675               29,675 (4)

EnviroCheck, Ltd.                                            73,000               73,000 (23)              0               0.0%

(1)    Based on the records of the Company as of November 21, 1997.

(2) This assumes all Shares being offered and registered hereunder are sold, although no Selling Shareholder is obligated to sell any Shares.

(3)    Based upon 18,578,702 shares of Common Stock outstanding at November 21,
       1997.

(4)    Represents shares acquired through the exercise of warrants.

(5) Represents shares acquired through the conversion of Subordinated Convertible Debentures issued by the Company in 1997.

(6) Represents shares acquired through the conversion of Subordinated Convertible Debentures issued by the Vista Environmental Information, Inc. in 1994.

(7) Represents shares acquired through the conversion of Subordinated Convertible Debentures issued by the Company in 1995.

(8) Represents shares acquired through the conversion of Convertible Series C Preferred issued by the Company in 1995.

(9) Includes 15,000 shares Century Capital has the right to acquire upon the exercise of outstanding options, 160,953 shares upon exercise of outstanding warrants and 792,886 upon conversion of Series D Preferred Stock. By reason of his ability to affect voting and investment decisions with respect to these shares, Mr. Richard Freeman may be deemed to be the beneficial owner of such shares, although Mr. Freeman disclaims such beneficial ownership except as to such shares which he has a pecuniary interest.

(10) Includes 8,936 shares Cox Enterprises has the right to acquire upon exercise of outstanding warrants and 198,216 shares upon conversion of Series D Preferred Stock.

(11) Includes 39,584 shares First Century Partnership has the right to acquire upon the exercise of outstanding warrants.

(12) Includes 5,519 shares Mr. Mertz has the right to acquire upon the exercise of outstanding warrants and 10,000 upon the exercise of options.

(13) Includes 325,961 Gibraltar Trust has the right to purchase upon the exercise of outstanding warrants.

(14) Includes 25,852 shares Mapleleaf Capital Ltd. has the right to acquire upon exercise of outstanding warrants. Does not include 89,493 shares Sunwestern Investment Company (1988) Ltd. has the right to acquire upon exercise of outstanding warrants, 125,210 shares Sunwestern Investment Fund III has the right to acquire upon exercise of outstanding warrants, 390,063 and 375,667 shares included in this prospectus for Sunwestern Investment Company (1988) Ltd. and Sunwestern Investment Fund, respectively, referred to in notes (5), (7) and (8).

(15) Does not include 89,493 shares Sunwestern Investment Company (1988) Ltd. has the right to acquire upon exercise of outstanding warrants, 125,210 shares Sunwestern Investment Fund III has the right to acquire upon exercise of outstanding warrants, 25,852 shares Mapleleaf Capital Ltd. has the right to acquire upon exercise of outstanding warrants and 390,063, 375,667 and 563,965 shares included in this prospectus for Sunwestern Investment Company (1988) Ltd., Sunwestern Investment Fund III and Mapleleaf Capital Ltd,, respectively, referred to in notes (5),
       (7) and (8). Mr. Rivelli is President and a director of Sunwestern Managers Inc., the management company of Sunwestern Limited Fund and Mapleleaf Capital and has served as a director of the Company since February 1995.

(16) Does not include 991,102 shares Bachow and Associates has the right to acquire upon conversion of Series D Preferred Stock, 2,118,600 shares upon conversion of Series B Preferred Stock, 115,886 upon the exercise of warrants and 94,988 upon the exercise of options.

(17) Includes 12,714 shares owned by Moeller and Associates, 55,000 shares Moeller and Associates has the right to acquire upon the exercise of options and 9,152 upon the exercise of warrants. Mr. Moeller is President of Moeller and Associates and has been a director of the Company since 1992.

(18) Includes 64,550 Sirrom Capital Corporation has the right to acquire upon the exercise of warrants and approximately 1,575,667 shares Tandem Capital has the right to acquire upon the conversion of Series E and Series F Preferred Stock. Pursuant to the Stock Purchase Agreement for Series E and Series F Preferred Stock, Tandem Capital has observer rights to all meetings of the Company's Board of Directors and its committees. Tandem Capital also has the right to approve one additional director, but has not yet exercised that right. By reason of his ability to affect voting and investment decisions with respect to these shares, Mr. Craig MacNab may be deemed to be the beneficial owner of such shares, although Mr. MacNab disclaims such beneficial ownership except as to such shares which he has a pecuniary interest.

(19) Includes 89,493 shares Sunwestern Investment Company (1988) Ltd. has the right to acquire upon exercise of outstanding warrants. Does not include 125,210 shares Sunwestern Investment Fund III has the right to acquire upon exercise of outstanding warrants, 25,852 shares Mapleleaf Capital Ltd. has the right to acquire upon exercise of outstanding warrants and 375,667 and 563,965 shares included in this prospectus for Sunwestern Investment Fund III and Mapleleaf Capital Ltd., respectively, referred to in notes (5), (7) and (8).

(20) Includes 125,210 shares Sunwestern Investment Fund III has the right to acquire upon exercise of outstanding warrants. Does not include 89,493 shares Sunwestern Investment Company (1988) Ltd. has the right to acquire upon exercise of outstanding warrants, 25,852 shares Mapleleaf Capital Ltd. has the right to acquire upon exercise of outstanding warrants and 390,063, and 563,965 shares included in this prospectus for Sunwestern Investment Company (1988) Ltd., and Mapleleaf Capital Ltd,, respectively, referred to in notes (5), (7) and (8).

(21) Includes 1,195,180 shares owned by Mr. Gay, 329,538 shares Mr. Gay has the right to acquire upon the exercise of options and 266,957 upon the exercise of warrants. Does not include 149,537 shares owned by Mr. Gay's children. Mr. Gay has served as Chief Executive Officer of the Company and a member of the Board of Directors of the Company since February 1995.

(22) Includes 231,537 shares of Common Stock beneficially owned by Paul S. Bachow, 159,238 shares of Common Stock Mr. Bachow has the right to acquire upon the exercise of warrants, 1,452,580 shares of Common Stock Mr. Bachow has the right to acquire upon the conversion of 137,256 shares of Series B Preferred, 990,167 shares of Common Stock Mr. Bachow has the right to acquire upon conversion of 93,562 shares of Series D Preferred and 425,000 shares of Common Stock Mr. Bachow has the right to acquire upon the exercise of stock options.

(23) Includes 73,000 shares acquired as partial consideration for the sale of assets of EnviroCheck, Ltd. to the Company in November 1997.

PART II

                              INFORMATION NOT REQUIRED
                                   IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below sets forth the estimated expenses (except the SEC registration fee and Nasdaq listing fee, which is an actual amount) expected to be incurred by the Company in connection with the offer and sale of the Shares covered by this Registration Statement.

                                                             To be paid by the
                                                                 Registrant
SEC registration fee                                                $ 7,136.00
Nasdaq listing fee                                                   24,000.00
Fees and expenses of counsel for the Company                          3,000.00
Fees and expenses of accountants for the Company                     19,000.00
*Fees and expenses of Counsel for the Selling Shareholders                0.00

*Total                                                              $53,136.00

*Except for fees and expenses of counsel to the Selling Shareholders, none of the expenses listed above will be borne by the Selling Shareholders.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Article 6 of the Company's Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the "MBCA"). Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Restated Articles.

   Section 6.1 of the Company's Restated Bylaws provide that directors, officers, committee members and other persons and agents, past or present, of the Company, shall be indemnified by the Company to the fullest extent permitted by the MBCA.

   The MBCA requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Minnesota indemnification statute (Minn. Stat. ss. 302A.521) for a complete statement of such indemnification rights. The Company's Restated Articles of Incorporation also require the Company to provide indemnification to the fullest extent of the Minnesota indemnification statute.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   ITEM 16.  EXHIBITS

4.1   (1)  Restated Articles of Incorporation, as amended to date.
4.2   (2)  Restated By-Laws of the Company, as amended to date.
4.3   (3)  Certificate of Designation of the Rights and Preferences of the
           Company's Series B Convertible Preferred Stock.
4.4   (4)  Certificate of Designation of the Rights and Preferences of the
           Company's Series C Convertible Preferred Stock.
4.5   (4)  Certificate of Designation of the Rights and Preferences of the
           Company's Series D Convertible Preferred Stock.
4.6   (5)  Certificate of Designation of the Rights and Preferences of the
           Company's Series E and F Convertible Preferred Stock..
5.1   (7)  Opinion and Consent of Gray Cary Ware & Freidenrich, LLP
23.1  (7)  Consent of McGladrey & Pullen, LLP.
24.1  (6)  Power of Attorney

(1) Incorporated by reference to the exhibits to the Company's Registration Statement on Form SB-2, as amended on Form S-3, filed October 29, 1995.
(2) Incorporated by reference to the exhibits to the Company's Form 10-KSB for the fiscal year ending June 30, 1993 (File No. 0-20312).
(3) Incorporated by reference to the exhibits to the Company's Form 10-QSB for the quarter ended September 30, 1993 (File No. 0-20312).
(4) Incorporated by reference to the exhibits to the Company's Form 8-K filed March 7, 1995 (File No. 0-20312).
(5) Incorporated by reference to the exhibits to the Company's Form 8-K filed September 2, 1997 (File No. 0-20312).
(6)  Previously filed.
(7)  Filed electronically.


ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to deliver of cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 11, 1998.


                         VISTA INFORMATION SOLUTIONS, INC.

                         By: /s/ Thomas R. Gay
                         Thomas R. Gay
                         Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons on February 11, 1998 in the capacities indicated.

Signature                          Title
---------                          -------------------------------------------
/s/ Thomas R. Gay                  President, Chief Executive Officer
Thomas R. Gay                      (Principal Executive Officer) and Director

/s/ E. Stevens Hamilton            Chief Financial Officer
E. Steven Hamilton                 (Principal Financial Officer)

/s/ Brian Conn                     Controller (Principal Accounting Officer)
Brian Conn

** Jay D. Seid                     Chairman of the Board
Jay D. Seid

** Richard J. Freeman              Director
Richard J. Freeman

** Robert J. Moeller               Director
Robert J. Moeller

** Martin F. Kahn                  Director
Martin F. Kahn

** Patrick A. Rivelli              Director
Patrick A. Rivelli

**  Robert Boscamp                 Director
Robert Boscamp

**By Thomas R. Gay, Attorney in Fact

                                INDEX TO EXHIBITS

 4.1    Restated Articles of Incorporation,   Incorporated by reference to the
        as amended to date.                   exhibits to the Company's
                                              Registration Statement on Form
                                              SB-2, as amended on Form S-3,
                                              filed October 29, 1995.

 4.2    Restated By-Laws of the Company, as   Incorporated by reference to the
        amended to date.                      exhibits to the Company's Form
                                              10-KSB for the fiscal year
                                              ending June 30, 1993 (File No.
                                              0-20312).

 4.3    Certificate of Designation of the     Incorporated by reference to the
        Rights and Preferences of the         exhibits to the Company's Form
        Company's Series B Convertible        10-QSB for the quarter ended
        Preferred Stock.                      September 30, 1993 (File No. 0-
                                              20312).

 4.4    Certificate of Designation of the     Incorporated by reference to the
        Rights and Preferences of the         exhibits to the Company's Form
        Company's Series C Convertible        8-K filed March 7, 1995 (File
        Preferred Stock.                      No. 0-20312).

 4.5    Certificate of Designation of the     Incorporated by reference to the
        Rights and Preferences of the         exhibits to the Company's Form
        Company's Series D Convertible        8-K filed March 7, 1995 (File
        Preferred Stock.                      No. 0-20312).

 4.6    Certificate of Designation of the     Incorporated by reference to the
        Rights and Preferences of the         exhibits to the Company's Form
        Company's Series E and F Convertible  8-K filed September 2, 1997
        Preferred Stock..                     (File No. 0-20312).

 5.1    Opinion and Consent of Gray Cary      Previously filed.
        Ware & Freidenrich, LLP


 23.1   Consent of McGladrey & Pullen, LLP.   Filed electronically.

 24.1   Power of Attorney.                    Previously filed.


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